Exhibit 2.1

CONTRACT OF PURCHASE AND SALE

THIS CONTRACT OF PURCHASE AND SALE (this “Contract”) is made and entered into as of June 23, 2021 (the “Closing Date”) by and among Great Elm FM Acquisition, Inc., a Delaware corporation (“Seller”), Monomoy Properties Fort Myers FL, LLC, a Delaware limited liability company (“Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

A.          Seller owns 801 common units (the “Ownership Interests”) of Monomoy FM Holdings, LLC, a Delaware limited liability company (“FM Holdings”), and IT FM Holdings, Inc., a Delaware corporation, owns the remaining 199 common units of FM Holdings. FM Holdings owns all of the limited liability company membership interests in CRIC IT Fort Myers LLC, a Delaware limited liability company (the “Company”, and collectively with FM Holdings, the “Company Group”).

B.          The Company is the owner of the fee simple interest in and to those certain parcels of real property described on Exhibit A hereto, known as 12651 and 12769 Gateway Boulevard, Fort Myers, Florida (collectively, the “Parcel”), and all buildings and improvements located thereon (the “Improvements”), and each and all of the appurtenances pertaining to the Parcel (together with the Parcel and the Improvements, collectively, the “Property”).

C.          Purchaser is a wholly-owned subsidiary of Monomoy UpREIT, LLC, a Delaware limited liability company (“Monomoy UpREIT”).  Monomoy Properties REIT, LLC, a Delaware limited liability company (“Monomoy Properties REIT”) and wholly-owned subsidiary of Monomoy Properties, LLC, a Delaware limited liability company (“Parent”), owns 98.3% of the membership interests of Monomoy UpREIT.

D.          Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase, the Ownership Interests.

E.          The Parties desire to make certain representations, warranties and covenants in respect of the transactions contemplated by this Contract.

ARTICLE I.

SALE OF OWNERSHIP INTERESTS

1.1          Purchase and Sale of the Ownership Interests.  For the consideration and upon and subject to the terms, provisions and conditions of this Contract, Seller hereby sells and transfers to Purchaser the Ownership Interests, free and clear of all Encumbrances.

1.2          Encumbrances on the Property.

(a)          The Property is subject to and encumbered by those certain Leases described on Exhibit B hereto (as amended, the “Leases”), by and between the Company, as landlord, and Gartner, Inc., a Delaware corporation (“Tenant”), as tenant. Seller has previously delivered estoppels dated June 15, 2021 executed by Tenant in favor of the Company and Purchaser in a form approved by Purchaser with respect to each of the Leases.

(b)          Purchaser acknowledges that the Company has incurred mortgage loan indebtedness secured by the Property as follows: (i) a senior mortgage loan in the original principal amount of Fifty-Seven Million One Hundred Fifty-Eight Thousand Twenty-Four and 17/100 Dollars ($57,158,024.17) (the “Senior Loan”); and (ii) a subordinated mortgage loan in the original principal amount of Sixteen Million Two Hundred Sixty-Nine Thousand Eight Hundred Eighty-Eight and 45/100 Dollars ($16,269,888.45) (the “Subordinated Loan”).  The Senior Loan is evidenced by a certain 3.49% Senior Secured Note, Due March 15, 2030, issued October 13, 2016 (the “Senior Note”) by the Company, payable to the order of Wells Fargo Bank, National Association, as Trustee of the Ft. Myers, Florida 2016 (Senior Note) CTL Pass-Through Trust (together with its successors and assigns, “Senior Lender”), which Senior Note is secured and/or evidenced by, among other things, the Senior Loan Documents (hereinafter defined).  The Subordinated Loan is evidenced by a certain $16,269,888.45 Capital Appreciation Subordinated Secured Note, Due March 15, 2030, issued October 13, 2016 (the “Subordinated Note”) by the Company, payable to the order of Wells Fargo Bank, National Association, as Trustee of the Ft. Myers, Florida 2016 (Subordinated Note) Lease-Backed Pass-Through Trust (together with its successors and assigns, “Subordinated Lender”), which Subordinated Note is secured and/or evidenced by, among other things, the Subordinated Loan Documents (hereinafter defined). As used herein, the term “Senior Loan Documents” shall mean the documents, instruments and agreements evidencing, securing or relating to the Senior Note specified on Schedule 1.2(b) hereto, the term “Subordinated Loan Documents” shall mean the documents, instruments and agreements evidencing, securing or relating to the Subordinated Note specified on Schedule 1.2(b) hereto, and the Senior Loan Documents and the Subordinated Loan Documents shall be referred to herein collectively as the “Loan Documents.”

ARTICLE II.

CONSIDERATION; CLOSING

2.1          Consideration.  The total consideration to be paid by Purchaser to Seller for the Ownership Interests is an amount in cash equal to Four Million Six Hundred Thousand Dollars ($4,600,000) (the “Purchase Price”).

2.2          Payment of the Purchase Price.  The Purchase Price, as adjusted pursuant to Section 4.5 below, shall be paid at the closing of the sale and purchase of the Ownership Interests from Seller to Purchaser in accordance with the terms of this Contract (“Closing”) by wire transfer of immediately available funds to the Seller.

2.3          Reinvestment of the Purchase Price.  Pursuant to that certain Monomoy Properties LLC Membership Interest Subscription Booklet dated of April 2018, on the first business day following the month in which the Closing occurs, Seller shall reinvest the Purchase Price in Parent in exchange for membership interests in Parent (“MP Membership Interests”) with the amount of MP Membership Interests to be determined based on Parent’s Net Asset Value as of June 30, 2021. Upon issuance of the MP Membership Interests, Seller shall become a member of Parent. From the Closing until the first anniversary thereof, Seller shall (a) remain in existence and in good standing as a Delaware corporation, and (b) maintain an aggregate amount assets (comprised of cash, MP Membership Interests or a combination of both) with a net worth equal to the Purchase Price. The provisions of this Section 2.3 shall survive the Closing.

2.4          Title Commitment.  Purchaser may obtain a title commitment for an “investor policy” for the Property from First American Title Insurance Company (the “Title Company”).  Seller shall be responsible for up to $8,000 of the cost of the title commitment, final title policy, any extended coverage to any final title policy, any endorsements, and all related lender requirements, if any; any such costs and expenses of such title commitment, final title policy, extended coverage, endorsements or related lender requirements in excess of $8,000 shall be borne by Purchaser.  At Closing, (a) Seller shall execute and deliver to the Title Company and Purchaser the Investor Policy Affidavit substantially in the form attached hereto as Exhibit D, and Title Company’s standard owner’s affidavit such that the standard exceptions (except for the survey exceptions) shall be removed, including to attesting to the absence of any liens, parties in possession (other than Tenant), unrecorded easements, or other claims, in form sufficient for Title Company to insure over the standard exceptions and (b) the Company shall execute and deliver to Title Company an affidavit in the form of Exhibit E attached hereto.  The Title Company’s irrevocable commitment to issue an “investor policy” in a form, and subject only to exceptions to title, acceptable to Purchaser shall be a condition to closing for Purchaser.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS AND WAIVERS

3.1          Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that:

(a)          Organization.  Purchaser is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the requisite organizational power and authority to own, lease and operate its property and to carry on its business as it is now being conducted.

(b)          Organizational Documents.  True, correct and complete copies of the certificate of formations and limited liability company agreement of Purchaser, as in effect as of the Closing Date, have been provided to Seller.  Such organizational documents will continue to be the organizational documents of Purchaser as of immediately following the Closing.

(c)          Capitalization.  As of the Closing Date:

(i)          Parent beneficially owns 100% of the issued and outstanding membership interests in Monomoy Properties REIT, which owns 98.3% of the issued and outstanding membership interests of Monomoy UpREIT; and

(ii)          Monomoy UpREIT owns 100% of the issued and outstanding membership interests of Purchaser.

(d)          Authority.  Purchaser has the full right, power and authority to enter into this Contract and to consummate the transactions contemplated herein.  This Contract and all other documents contemplated herein to which Purchaser is a party have been duly and validly executed, delivered and authorized by all necessary actions of Purchaser, and this Contract and all other documents contemplated herein to which Purchaser is a party constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.  The individual signing this Contract on behalf of Purchaser are authorized to do so.

(e)          No Conflict.  The execution, delivery and performance by Purchaser of this Contract, and the consummation of the transactions contemplated hereby, do not:

(i)          conflict with or violate the organizational documents of Purchaser;

(ii)          conflict with or violate any law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any contract or agreement to which Purchaser is a party.

(f)          No Consent.  No consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by Purchaser in connection with the execution and delivery of this Contract and any other documents except for those that have been heretofore obtained.

(g)          Litigation.  There is no legal proceeding or other action pending or, to the knowledge of Purchaser, after reasonable inquiry of its direct reports, threatened, against Purchaser that (i) challenges the validity or enforceability of this Contract or (ii) would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated by this Contract.  Purchaser is not a party or subject to or in default under any Order which has been, or would reasonably be expected to materially prevent, hinder or delay Purchaser from performing its obligations hereunder or the consummation of the transactions contemplated by this Contract.

3.2          Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that:

(a)          Organization and Qualification.

(i)          Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.

(ii)          FM Holdings is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.

(iii)          The Company is (A) duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to own, lease and operate the Property and to carry on its business as it is now being conducted and (B) duly qualified as a foreign organization to do business, and if applicable, is in good standing, under the laws of the State of Florida.

(iv)          The Company has the requisite power and authority to own, lease and operate the Property and to conduct its business as it is now being conducted.  The Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities requires it to be so licensed or qualified.

(b)          Authority.  Seller has the full right, power and authority to enter into this Contract and to consummate the transactions contemplated herein.  This Contract and all other documents contemplated herein to which Seller is a party have been duly and validly executed, delivered and authorized by all necessary actions of Seller and this Contract and all other documents contemplated herein to which Seller is a party constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.  The individuals signing this Contract on behalf of Seller are authorized to do so.

(c)          No Conflict.  The execution, delivery and performance by Seller of this Contract, and the consummation of the transactions contemplated hereby, do not:

(i)          conflict with or violate the organizational documents of Seller;

(ii)          conflict with or violate the organizational documents of any member of the Company Group;

(iii)          conflict with or violate any law applicable to Seller or any member of the Company Group or by which any property or asset of Seller or any member of the Company Group is bound or affected; or

(iv)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Permit, contract, agreement or other obligation to which any member of the Company Group is a party, other than the notices and consents set forth in Schedule 3.2(c)(iv), all of which have been made or obtained.

(d)          No Consent.  Except for the notices and consents referenced in Schedule 3.2(c)(iv), all of which have been made or obtained, as applicable, no consent, waiver, approval or authorization of or notice to any other Person (including any Governmental Authority) is required to be made, obtained or given by Seller or any member of the Company Group in connection with the execution, delivery and performance of this Contract and any other documents.

(e)          Organizational Documents of Company and FM Holdings.  On or prior to the date of this Contract, the Company has provided Purchaser with true, correct and complete copies of the organizational documents of the Company Group (including an organizational chart), and all amendments thereto (“Organizational Documents”).  A complete list of all Organizational Documents is set forth on Exhibit C.  The Organizational Documents are in full force and effect, no party to any of them is in violation of any provisions of its Organizational Documents, and there are no other documents governing the Company Group.

(f)          Single Purpose Entity; Subsidiaries.  The Company has been operated as a single purpose entity since its formation and the sole business of the Company has been to acquire, own, manage, develop, operate, finance, refinance, lease, sell, and otherwise deal with and dispose of part or all of the Property and conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the forgoing activities, and the Company has engaged in no other business.  The Company does not have and has not had a direct or indirect ownership interest in any Person and has never owned directly or indirectly, any capital, equity, partnership or membership interest or other similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, nor is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.  Ownership of Interests.  Seller has the right, authority and power to issue, sell, assign and transfer the Ownership Interests to Purchaser.  Upon consummation of the transactions contemplated by this Contract, Purchaser will be the sole legal and beneficial owner of the Ownership Interests, free and clear of any and all Encumbrances other than any liens created by Buyer

(g)          Capitalization.  The authorized capital of each member of the Company Group is as follows:

(i)          The authorized capital of FM Holdings consists of 1,000 common units, all of which are issued and outstanding and are free and clear of any Encumbrances.  Seller is the legal and beneficial owner of the Ownership Interests and has good and valid title to the Ownership Interests, all of which have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. Seller has the full right, power and authority to sell and assign the Ownership Interests to Purchaser as provided in this Contract and to carry out its obligations hereunder, subject only to the notices and consents set forth in Schedule 3.2(c)(iv), all of which have been made or obtained.  FM Holdings does not hold any interests in any Person, except for its interest in the Company.

(ii)          The Ownership Interests constitute 80.1% of the membership interests in FM Holdings.  FM Holdings owns 100% of the authorized equity of the Company, free and clear of any Encumbrances, other than Encumbrances arising from the pledge of the equity of the Company under the Subordinated Pledge Agreement.  All of the Ownership Interests are duly authorized for issuance, fully paid and are validly issued, free of any preemptive rights.  Neither the Company nor FM Holdings has granted or otherwise entered into any written agreement with respect to any options, warrants, convertible securities, phantom shares or other rights, agreements, arrangements, equity participations or commitments of any character relating to any interest in the Company or FM Holdings, respectively, or obligating the Company or FM Holdings to issue or sell any other interest in, the Company or FM Holdings.  There are no outstanding contractual obligations of the Company or FM Holdings to repurchase, redeem or otherwise acquire any ownership interests of the Company or FM Holdings.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Ownership Interests or any interest in FM Holdings.

(h)          Financial Statements; Undisclosed Liabilities.

(i)          The unaudited balance sheets for the Company as of December 31, 2020 and December 31, 2019, and the related statements of income for each of the 12-months then ended, and the monthly unaudited statements of income for each of the first five months in calendar year 2021, copies of which have been delivered to Purchaser, are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except for recurring adjustments and deferred tax liabilities and the lack of footnotes or notes) and fairly and accurately reflect the financial condition of the Company as of the dates prepared. The estimated pro forma unaudited balance sheet of FM Holdings as of the Closing Date, a copy of which has been delivered to Purchaser, is true and correct in all material respects and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except for recurring adjustments and the lack of footnotes or notes) and fairly and accurately reflects the financial position of FM Holdings as of the Closing Date.

(ii)          Schedule 3.2(h)(ii) sets forth a true and complete list of all indebtedness of the Company Group outstanding as of immediately prior to the Closing.

(iii)          Except for the Company Group’s executory Liabilities under the Loan Documents, the Leases and the contracts set forth on Schedule 3.2(h)(iii), the Company Group does not have any Liabilities.

(iv)          The books of account and financial records of the Company Group are true and correct and have been prepared and are maintained in accordance with sound accounting practice in all material respects.

(v)          Since December 31, 2020: (A) the Company Group has conducted its business only in the ordinary course consistent with past practice; (B) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect; and (C) the Company Group has not suffered any material loss, damage, destruction or other casualty affecting the Property, whether or not covered by insurance.

(i)          Permits.  The Company has all Permits that are required under applicable Laws and under any contract for, and are material to, the operation, lease or ownership of the Property and its business, properties and other assets as presently conducted.  Schedule 3.2(j) sets forth all such Permits.  The Company has taken all necessary action in all material respects to maintain all Permits to which it is a party in full force and effect including the submission of timely and complete applications for renewal or reissuance of any such Permits.  The Company is not in default under or in breach or violation (and, to Seller’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a default under or a breach or violation of) of any term, condition or provision of any Permit to which it is a party.  The Company has not received any communication that any of the Permits to which it is a party are not currently in good standing or that it is in material default under or in material breach or violation of any Permit to which it is a party.

(j)          Compliance with Law.  (i) The Company is in compliance in all material respects with all applicable Laws relating to the Property and its business and operations, (ii) the Company has not received any notice of or been charged with a violation of any applicable Laws, and (iii) to Seller’s Knowledge, no investigation or review by any Governmental Authority is pending or threatened against the Company with respect to a material violation of any applicable Law.

(k)          Litigation.  There does not exist, any legal action, suit, proceeding or governmental investigation pending against or otherwise related to Seller, the Ownership Interests, any member of the Company Group, or otherwise relating to Seller’s execution or performance of this Contract, and to Seller’s Knowledge, no such action or proceeding is threatened.  There are no outstanding Orders that affect or bind any member of the Company Group or the Property.  As of the date of this Contract, there are no actions or proceedings pending or threatened by any member of the Company Group against any third Person.

(l)          Employee Matters.  The Company does not have, and has never had, any employees or independent contractors that are natural persons, and the Company is not otherwise party or subject to or bound by the terms of any collective bargaining or similar agreement or arrangement.  All employees or other individuals providing management or leasing related services at the Property are employees or agents of CRIC Capital Management Inc.

ERISA.  Neither FM Holdings nor the Company is an employee benefit plan (a “Plan”) subject to ERISA or The Code and none of their respective assets constitutes or will constitute (or are or will be deemed, for purposes of ERISA or The Code to constitute) assets of any such Plan.(n)          OFAC.  Neither the FM Holdings, the Company or any beneficial owner of the Company:  (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Order; (iii) to Seller’s knowledge is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Order, or (iv) is or has engaged in any dealings or transactions, or is otherwise associated, with any Forbidden Entity.  A “Forbidden Entity” is defined as (A) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including, but not limited to, political units and subdivisions (each, a “Prohibited Government”); and (B) any company that (1) is wholly or partially managed or controlled by a Prohibited Government, (2) is established, organized under, or whose principal place of business is in any Prohibited Country, or (3) has failed to submit an affidavit following request therefore averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country.  For purposes of this Section 3.2(n), a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including, but not limited to, a government, governmental agency, natural person, legal person, sole proprietorship, partnership, firm corporation, Subsidiary, Affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.  The foregoing does not apply to any Person to the extent that such Person’s interest in the Company is through a US publicly traded entity.

(o)          Real Property.

(i)          The Company is the owner of the fee simple interest in and to the Property, subject only to those exceptions to title set forth in Schedule B to the ALTA owner’s policy of title insurance dated October 14, 2016 and issued by Old Republic National Title Insurance Company with respect to the Property (the “Title Policy”).  Except for the Property, the Company does not currently have and has never had any interest in any real property.

(ii)          The Property is subject to and encumbered by the Leases and Seller has provided true, correct and complete copies of all of the Leases to Purchaser.  Except for Tenant pursuant to its rights under the Leases, there are no Persons in occupancy of, or which will have any rights to occupy any portion of, the Property after Closing.  The Company has not received notice from, or given a notice to, Tenant under the Leases regarding a default under the Leases, and neither the Company nor Tenant is in default under the Leases.  There are no unpaid tenant improvement costs or allowances, leasing commissions, brokerage commissions, free rent credits, operating expense credits, rent abatements, operating expense abatements or security deposits (collectively, “Leasing Costs”) that are currently due to any party or could become due to any party upon the occurrence of an event or satisfaction of a condition pursuant to the terms of the Leases, and all obligations of landlord under the Leases which are to be performed on or before the Closing Date have been (or shall have been as of the Closing Date) performed and completed at no cost to Purchaser.  The Company does not have any obligations for Leasing Costs arising after the Closing Date under the Leases.

(iii)          Except for the Leases and the right of first offer granted to Tenant thereunder, and the assignment of the Leases and rents thereunder to the Senior Lender and the Subordinated Lender as security pursuant to the Loan Documents, the Company has not assigned, pledged, transferred, or granted an option to acquire the Property, or any portion thereof or right relating thereto, to any person or entity.

(iv)          To Seller’s Knowledge, the Company has not received any written notice that any certificate, variance, Permit or license from any Governmental Authority having jurisdiction over the Property or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on the Property or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from the Property has failed to be obtained or is not in full force and effect, and to Seller’s knowledge, the Company has not received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, Permit or license.

(v)          The Company has not received any written notice of any, and to Seller’s Knowledge, there are no condemnation proceedings or proceedings that otherwise affects the Property that are pending or threatened.

(vi)          The Company has not received any written notice of any, and to Seller’s Knowledge, there are no pending or threatened actions to change the zoning status of the Property.

(vii)          The Property and its present use do not violate or conflict with any covenants, conditions or restrictions applicable to the Property, including any declaration or private restriction affecting the Property, and there are no outstanding dues or fees under any such declaration or private restriction.

(p)          Environmental Matters.  The Company is in compliance in all material respects with applicable Environmental Laws.  To Seller’s Knowledge, there are no currently existing facts or circumstances that would reasonably be expected to prevent or interfere in any material respect with the Company’s compliance with applicable Environmental Laws (as in effect and as interpreted as of the date of this Contract) or necessitate any material expenditures to comply with applicable Environmental Laws.  To Seller’s Knowledge, no Hazardous Substances have been generated, stored, released, or disposed of on or about the Property in violation of any Environmental Laws.  The Company has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other Governmental Authority concerning any petroleum product or other Hazardous Substance discharge or seepage.  For purposes hereof, “Hazardous Substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws.

(q)          Material Contracts.  (i) Schedule 3.2(q) lists each of the following contracts and agreements (and any and all amendments thereto) of the Company (such contracts and agreements and any and all amendments thereto as described in this Section 3.2(q) being “Material Contracts”):

(A)          all contracts that (1) obligate the Company to make non-contingent aggregate annual expenditures in excess of $5,000, (2) have a term of one year or more or are not terminable on 30 days’ (or less) notice without payment of any termination or penalty fees, or (3) are otherwise material to the Company taken as a whole;

(B)          all service or maintenance contracts relating to the Property, including the Second Amended and Restated Property Management Agreement;

(C)          the Leases;

(D)          the Loan Documents; and

(E)          all contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(ii)          True, correct and complete copies of all Material Contracts have been delivered to Purchaser or made available in a secure online data room.  Each Material Contract is valid and binding on the Company, and the counterparties thereto, and is in full force and effect.  The Company is not in breach of, or default under, any Material Contract to which it is a party, and the Company has not received written notice from, or given a written notice to, either Senior Lender or Subordinated Lender under the Loan Documents or the Tenant under the Leases regarding a default under either the Loan Documents or the Leases, and, to Seller’s Knowledge, neither the lenders nor the Tenant is in default under the Loan Documents or the Leases, respectively.

(r)          Bankruptcy.   No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s knowledge, threatened in writing against Seller, FM Holdings or the Company, nor are any such proceedings contemplated by any such Persons.  None of Seller, FM Holdings or the Company has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and neither Seller, FM Holdings nor the Company has not received written notice of:  (i) the filing of any involuntary petition by its creditors; (ii) the appointment of a receiver to take possession of all, or substantially all, of its assets; or (iii) the attachment or other judicial seizure of all, or substantially all, of its assets.

(s)          Taxes.

(i)          The Company is and has been since its formation treated as a “disregarded entity” for U.S. federal and applicable state and local tax purposes.

(ii)          For U.S. federal and applicable state and local income tax purposes, (A) FM Holdings was treated as a “disregarded entity” at all times between the date of its formation and June 9, 2021 and (B) at all times since June 9, 2021, FM Holdings has been treated as a partnership within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(i), and no election has ever been filed by FM Holdings or the Company that would cause FM Holdings or the Company to be treated as an association taxable as a corporation for U.S. federal or applicable state or local income tax purposes.

(iii)          FM Holdings and/or the Company have timely (taking into account any extensions of time to file Tax Returns that are validly obtained) and properly filed all Tax Returns required to be filed by them under applicable Laws.  All such Tax Returns were correct and complete and were prepared in compliance with all applicable Laws.  All Taxes due and owing by FM Holdings and/or the Company (whether or not shown on any Tax Return) have been timely paid.  Neither FM Holdings nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(iv)          No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or FM Holdings, as applicable, does not file Tax Returns that the Company or FM Holdings, as applicable, is or may be subject to taxation by that jurisdiction.

(v)          All payments for withholding Taxes, unemployment insurance and other amounts required to be withheld and deposited or paid to all Governmental Authorities by the Company or FM Holdings have been so deposited or paid by the Company or FM Holdings, as applicable, on or before the applicable due date.

(vi)          No waivers of the statute of limitations have been made in respect of any Taxes of the Company or FM Holdings, and neither the Company nor FM Holdings has agreed to any extension of time with respect to a Tax assessment or deficiency that remains in effect (except as a result of obtaining an extension of time to file a Tax Return).

(vii)          Neither the Company nor FM Holdings is party to any Tax sharing, Tax distribution or tax indemnity agreements (other than an agreement or contract the principal subject matter of which is not Taxes).

(viii)          No Tax Returns of the Company or FM Holdings are currently being audited by any applicable Governmental Authority.

(ix)          No deficiency for any amount of Tax has been asserted, assessed or proposed by a Governmental Authority in writing against or with respect to the Company or FM Holdings that has not been satisfied by payment, settled or withdrawn and no requests for waivers of the time to assess any such Taxes are pending.

(x)          There is no Tax holiday, Tax abatement or similar arrangement currently being utilized by the Company or FM Holdings or with respect to its assets or the Property that will not continue to be available to Purchaser or its Affiliates to the same extent following the Closing.

(xi)          Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(xii)          FM Holdings has not made any election or otherwise taken any action to cause Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 (the “Partnership Audit Rules”) to apply at any earlier date than is required by Law.

(xiii)          Neither FM Holdings nor the Company (i) has ever been a member of an affiliated group filing a consolidated Tax Return or any combined, unitary, or similar group for federal, state, local or foreign Tax purposes (other than any such group of which the Seller is a member), (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise or (iii) has ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(xiv)          Neither FM Holdings nor the Company (assuming for this purpose, that each of FM Holdings and the Company is treated as a regarded entity for applicable income tax purposes) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date (a “Post-Closing Tax Period”) as a result of any:  (i) change in method of accounting, or the use of a cash or an improper method of accounting with respect to a taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”); (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Tax Law) entered into prior to the Closing; (iii)  installment sale or open transaction disposition occurring prior to the Closing; (iv) deferred revenue or prepaid or deposit amount received prior to the Closing; or (v) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code.  Neither FM Holdings nor the Company has deferred any obligation to pay Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act (or any other Law, order or memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, in each case including any extension, amendment, supplement, or similar treatment of any such legislation or guidance).

(xv)          Neither FM Holdings nor the Company has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from the Purchaser or its Affiliates after the Closing Date.

(xvi)          The Company has never owned any equity interests of any Person.  FM Holdings has never owned any equity interests of any Person, other than 100% of the equity interests of the Company.

(xvii)          There are no Tax liens on the Property or any of the other assets of the Company, other than Encumbrances for Taxes that are not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings.

(xviii)          Notwithstanding anything in this Contract to the contrary, Seller makes no representation or warranty, directly or indirectly, regarding (A) any Taxes of any member of the Company Group for any Post-Closing Tax Period (other than the representations or warranties contained in Section 3.2(s)(vii), Section 3.2(s)(xiv) or Section 3.2(t)(xv)) or (B) the existence, amount, value or condition of, or any limitations on, any tax attribute of FM Holdings or the Company arising in any Pre-Closing Tax Period or the ability of Purchaser or any of its Affiliates (including, after the Closing Date, the members of the Company Group) to utilize any such tax attribute after the Closing.

(t)          Insurance.  Schedule 3.2(t) sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of and binders evidencing, property, fire and casualty, general liability and other forms of insurance, including title insurance, owned or maintained by the Company (collectively, the “Insurance Policies”).  The Insurance Policies are in full force and effect, and the Company is not in default under any of them.  No notice of cancellation or termination or non-renewal has been received with respect to any Insurance Policy.  During the past three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. To Seller’s Knowledge, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies.  The insurance maintained by the Company, together with the insurance maintained by Tenant in accordance with the Leases, is sufficient to comply with all applicable Laws and contracts to which the Company is a party.

(u)          Loan Matters.  Seller has delivered true, correct and complete copies of the Senior Loan Documents and the Subordinated Loan Documents to Purchaser.  All of the Senior Loan Documents and the Subordinated Loan Documents are listed on Schedule 1.2(b), and such documents (i) are in full force and effect, and (ii) have not been modified or amended except as shown on Schedule 1.2(b).  As of the Closing Date, (A) the outstanding principal balance of the Senior Loan is $47,677,627.06, (B) the accrued and unpaid interest under the Senior Loan is $36,976.64, (C) the outstanding principal balance of the Subordinated Loan is $4,414,751.14, and (D) the accrued and unpaid interest under the Subordinated Loan is $14,715.84.  The Company is not in default under the Senior Loan or the Subordinated Loan and no event has occurred and is continuing which, with notice or passage of time, or both, would constitute an event of default under either the Senior Loan or the Subordinated Loan.  As of the Closing Date, Senior Lender is holding the following reserves and/or escrows: $647,261.46 (Company Capital Expenditure Reserve of $114,363.38, Tenant Capital Expenditure Reserve of $195,863.03, Environmental Reserve of $35,000.00 and Excess Balance Reserve of $302,035.05), and Subordinated Lender is holding the following reserves and/or escrows: None.

(v)          Disbursements. GECA Stockholder has not received any distributions under Section 13.3(a) or Section 13.3(b) of the Stockholders Agreement.

As used in Section 3, the term “knowledge” or “Knowledge” shall mean and refer to the actual knowledge, after reasonable inquiry, of Brent Pearson and Adam Kleinman (with respect to Seller or the Company Group, as applicable) and Mark Martis (with respect to Purchaser).

3.3          NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF SELLER.  EACH OF PARENT AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SPECIFIED IN SECTION 3.2 OF THIS CONTRACT OR IN ANY OTHER DOCUMENTS CONTEMPLATED TO BE DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, THE OWNERSHIP INTERESTS, THE PROPERTY, THE TENANT, THE LEASES, THE SENIOR LOAN, OR THE SUBORDINATED LOAN, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PARENT OR PURCHASER, THE FINANCIAL CONDITION OF THE TENANT, OR ANY OTHER MATTER OR THING REGARDING ANY MEMBER OF THE COMPANY GROUP, THE OWNERSHIP INTERESTS, THE PROPERTY, THE LEASES, THE TENANT, THE SENIOR LOAN, OR THE SUBORDINATED LOAN.

PURCHASER IS AN EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE OWNERSHIP INTERESTS AND PURCHASER HAS MADE OR WILL MAKE PURCHASER’S OWN INDEPENDENT INVESTIGATION OF THE OWNERSHIP INTERESTS, THE PROPERTY, THE LEASES, THE SENIOR LOAN, AND THE SUBORDINATED LOAN.  THE PROVISIONS OF THIS SECTION 3.3 SHALL SURVIVE THE CLOSING HEREUNDER.

3.4          Survival of Representations and Warranties.  Except as set forth below, the provisions of Sections 3.1 and 3.2 shall survive the Closing for a period of twelve (12) months (the “General Survival Period”), and the provisions of Sections 3.2(a) through 3.2(f) and 3.2(n)(i) shall survive the Closing for six (6) years (the “Fundamental Survival Period”).  Further, the provisions of Section 3.2(u) and Section 7.18 shall survive the Closing through a period ending sixty (60) days following the expiration of the applicable Tax statute of limitations (the “Statute of Limitations Survival Period” singularly and together with the General Survival Period and Fundamental Survival Period each, a “Survival Period”).  Notice of any claim as to a breach of a representation or warranty under this Section 3 must be made prior to the expiration of the applicable Survival Period (but if a Party does not know the exact details or parameters of the breach then its notice will suffice for all reasonably related aspects of the breach for any such claims if it reasonably and specifically identifies the primary aspect of the breach in question) or it shall be deemed a waiver of such Party’s right to assert such claim.  No claim for a breach of any of the provisions of Sections 3.1 and 3.2 shall be actionable or payable unless (a) written notice containing a description of the nature of such breach (as set forth in the immediately preceding sentence) shall have been given by the applicable Party prior to the expiration of the applicable Survival Period and (b) an action shall have been commenced by the applicable Party within forty-five (45) days after the termination of the applicable Survival Period.

ARTICLE IV.

CLOSING

4.1          Closing.  The Closing shall occur on the date hereof.

4.2          Closing Mechanics.  At Closing, the following shall occur:

(a)          Seller shall sell, convey, assign, transfer and deliver the Ownership Interests to Purchaser, and Purchaser shall purchase the Ownership Interests from Seller; and

(b)          Purchaser shall execute the Joinder to the Limited Liability Company Agreement (the “LLC Agreement”) of FM Holdings of even date herewith.

4.3          Items to be Delivered at Closing.

(a)          Seller.  Prior to or concurrently with the execution of this Contract, Seller has delivered, or caused to be delivered to Purchaser, each of the following items:

(i)          an IRS Form W-9 duly executed by Seller;

(ii)          a certificate of good standing for FM Holdings issued by the State of Delaware;

(iii)          certificates of good standing/qualification of the Company issued by the States of Delaware and Florida;

(iv)          written acknowledgements of Senior Lender and Subordinated Lender to the transfer of the Ownership Interests to Purchaser; and

(v)          other customary items reasonably required for the sale of the Ownership Interests in accordance with this Contract or for administrative requirements for consummating the Closing.

(b)          Purchaser.  At the Closing, Purchaser, shall deliver or cause to be delivered, to Seller or perform, as applicable, each of the following items:

(i)          the Purchase Price;

(ii)          resolutions of Purchaser authorizing the transactions contemplated herein;

(iii)          a certificate of good standing for Purchaser issued by the State of Delaware;

(iv)          the Joinder to the LLC Agreement, duly executed by Purchaser.

4.4          Costs of Closing.

(a)          Purchaser shall pay all costs and expenses incurred in connection with Purchaser’s due diligence investigation hereunder (including any new third party reports with respect to the Property requested by Purchaser).

(b)          Seller shall pay all documentary stamp taxes, deed taxes, recording taxes, Transfer Taxes or other similar taxes, assessments and fees (if any) incurred in connection with the sale of the Ownership Interests pursuant to this Contract; provided, that each Party shall cooperate as reasonably requested by the other to minimize such Transfer Taxes, including with respect to obtaining any available exemption from such Transfer Taxes.

(c)          Seller shall pay the following costs and expenses incurred in connection with the sale of the Property contemplated by this Contract:

(i)          all transaction fees, if any, charged by Senior Lender and Subordinated Lender in connection with the transfer of the Ownership Interests pursuant to this Contract;

(ii)          all of the attorney’s fees and expenses incurred by Senior Lender and Subordinated Lender in connection with obtaining Senior Lender’s and Subordinated Lender’s consent to the transfer of the Ownership Interests pursuant to this Contract; and

(iii)          Each Tax Return with respect to a Transfer Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law.

(d)          Each Party shall pay its own legal fees and advisory fees incidental to the execution of this Contract and the consummation of the transactions contemplated hereby.

(e)          The provisions of this Section 4.4 shall survive the Closing.

ARTICLE V.

INDEMNIFICATION AND REMEDIES

5.1          Indemnification of Purchaser.

(a)          Seller will indemnify and hold harmless Purchaser from and against all losses, Liabilities, claims, damages, penalties, actions, fines, judgments, awards, settlements, Taxes, loss of Tax benefits, Transfer Taxes, costs, fees, expenses (including reasonable attorneys’ fees and other litigation related fees and expenses) and disbursements (each, a “Loss” and, collectively, “Losses”) incurred or suffered by Purchaser based upon or arising out of any inaccuracies in or any breach of any representation, warranty or covenant of Seller contained in this Contract (including any exhibit or schedule attached hereto or certificate delivered pursuant hereto) or any other documents delivered at Closing as contemplated by Article IV hereof.

(b)          Seller shall not be obligated to make a payment to Purchaser for any Loss to the extent Purchaser has previously received insurance proceeds or a damage recovery against a third party for the damages asserted by Purchaser for such Loss, and if Purchaser receives any such insurance or other third-party proceeds relating to a Loss following receipt of payment by Seller with respect to such Loss, Purchaser shall promptly remit such insurance or third-party proceeds directly to Seller (but only if and to the extent Purchaser has been made whole by such proceeds); provided that, Purchaser shall not be required to pursue any insurance prior to asserting any claim against Seller under Section 5.1(a) or other provision of this Contract or collecting any damages from Seller attributable to such Loss.

5.2          Indemnification of Seller.  Purchaser will indemnify and hold harmless Seller from and against all Losses incurred or suffered by Seller based upon or arising out of any inaccuracies in or any breach of any representation, warranty or covenant of Purchaser contained in this Contract (including any exhibit or schedule attached hereto or certificate delivered pursuant hereto) or any other documents delivered at Closing as contemplated by Article IV hereof.

5.3          Non-Recourse.  Seller (a) expressly waives any rights of indemnification of Seller or any of its Affiliates or any of its or their respective Representatives against each member of the Company Group for acts, circumstances, and events that give rise to indemnification obligations of Seller hereunder and (b) agrees and acknowledges that neither Seller nor any of its Affiliates or any of its or their respective Representatives will have any right of contribution from, or right of subrogation against, any member of the Company Group in the event Seller is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Article 5.

5.4          Mutual Release.

(a)          Seller, for itself and its heirs, personal representatives, successors and assigns (collectively, the “Seller Releasors”), hereby forever fully and irrevocably releases and discharges FM Holdings and the Company and their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders (other than Purchaser), members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Seller Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Seller Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Seller Released Claim.   Notwithstanding the preceding sentence of this Section 5.5(a), “Seller Released Claims” does not include, and the provisions of this Section 5.5(a) shall not release or otherwise diminish, the obligations of Purchaser set forth in this Contract.  Further, for the avoidance of doubt, the release by the Seller Releasors contained in this Section 5.5(a) is not, and shall not be construed as, a release by COF or CRIC of any claims, actions, obligations, or Liabilities arising under or relating to the Guaranties.

(b)          Purchaser, for itself and its heirs, personal representatives, successors and assigns (collectively, the “Purchaser Releasors”), hereby forever fully and irrevocably releases and discharges the Released Parties (other than Seller) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising with respect to the condition of the Property prior to or as of the Closing Date, which the Purchaser Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Purchaser Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Purchaser Released Claim.  Notwithstanding the preceding sentence of this Section 5.5(b), “Purchaser Released Claims” does not include, and the provisions of this Section 5.5(b) shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Contract.

5.5          Attorneys’ Fees.  If it shall be necessary for any of Purchaser or Seller to employ an attorney to enforce its rights pursuant to this Contract, the non-prevailing party as determined by a court of competent jurisdiction pursuant to a final non-appealable order shall reimburse the prevailing party for its reasonable attorneys’ fees and costs.

5.6          Survival.  The provisions of this Article V shall survive the Closing.

ARTICLE VI.

BROKERAGE COMMISSIONS

6.1          Brokerage Commissions.  Seller, on the one hand, and Purchaser, on the other hand, each represent to the other that each has had no dealings with any broker, finder or other party concerning the sale and purchase of the Ownership Interests. Purchaser, on the one hand, and Seller, on the other hand, each agree to indemnify, defend and hold the other harmless for, from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of or paid or incurred by the other by reason of any claim to any broker’s, finder’s or other fee in connection with this transaction by any party claiming by, through or under such Party.  The indemnity obligations set forth in this Section 6.1 shall survive the Closing or the termination of this Contract.

ARTICLE VII.

MISCELLANEOUS

7.1          Notices.  Any notice provided or permitted to be given under this Contract must be in writing and may be served by depositing the same in the United States Mail, postage prepaid, certified or registered mail with return receipt requested, or by delivering the same in person to the Party to be notified via a delivery service, Federal Express or any other nationally recognized overnight courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or by electronic transmission (email) with evidence of receipt. Any Party giving notice hereunder shall use reasonable efforts to send a copy of any such notice by electronic transmission on the same date as deposited in the mail or given to such delivery service. Notice given in accordance herewith shall be deemed given and shall be effective upon the earlier of actual receipt (including, without limitation, receipt of an electronic transmission) or refusal of delivery. For purposes of notice, the addresses of the Parties shall be as follows:

If to Seller:	Great Elm Acquisition, Inc. 800 South Street, Suite 230 Waltham, Massachusetts 02453 Attention: Adam Kleinman, Esq. Telephone No.: (617) 375-3006 Email Address: akleinman@greatelmcap.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 2828 North Harwood Street, 18th Floor Dallas, Texas 75201 Attention: Alain Dermarkar, Esq. Telephone No.: (214) 271-5658 Email Address: alain.dermarkar@shearman.com

If to Purchaser:	Monomoy Properties Fort Myers FL, LLC

c/o Imperial Capital Asset Management, LLC 3801 PGA Blvd. Suite 603 Palm Beach Gardens, FL 33410 Attention: Mark Martis Telephone No.: (310) 246-3674 Email Address: mmartis@imperialcapital.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP 515 South Flower Street 26th Floor Los Angeles, California 91108 Attention: Derek Roth, Esq. Telephone No.: (213) 683-6350 Email Address: derekroth@paulhastings.com

7.2          GOVERNING LAW.  THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS CONTRACT.

7.3          Entirety and Amendments.  This Contract embodies the entire agreement between the Parties and supersedes all prior agreements and understandings, if any, relating to the transaction described herein, and may be amended or supplemented only by an instrument in writing executed by the Party against whom enforcement is sought.

7.4          Assignment.  Purchaser may assign all or a portion of its rights under this Contract to an entity controlling, controlled by, or under common control with such Party without the consent of Seller; provided, that such Party must promptly provide Seller with a copy of any instrument assigning this Contract.  Except as expressly provided in the preceding sentence, this Contract may not be assigned in whole or in part by Purchaser without the prior written consent of Seller, which consent may be granted or withheld by Seller in Seller’s sole and absolute discretion.  In the event of an assignment of this Contract by Purchaser, such Party shall not be released from any liability or obligations hereunder, and such Party shall promptly deliver to Seller a copy of the instrument effecting such assignment.  Subject to the foregoing, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser and their respective heirs, personal representatives, successors and assigns.

7.5          Survival.  Except as otherwise expressly provided herein, including pursuant to Section 3.4, no representations, warranties, covenants or agreements contained in this Contract shall survive the termination of this Contract or the Closing and the assignment of the Ownership Interests hereunder.

7.6          Time of Essence.  It is expressly agreed by the Parties that time is of the essence with respect to this Contract and Closing hereunder.

7.7          Multiple Counterparts.  To facilitate execution, this Contract may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature or acknowledgment of, or on behalf of, each Party, or that the signature of all persons required to bind any Party, or the acknowledgment of such Party, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Contract to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the Parties.  Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.8          No Recordation of Contract.  In no event shall this Contract or any memorandum hereof be recorded in the public records of the state or county in which any portion of the Property is situated, and any such recordation or attempted recordation shall constitute a breach of this Contract by the Party responsible for such recordation or attempted recordation.

7.9          Business Days.  All references to “business days” contained herein are references to normal working business days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays.  In the event that any event hereunder is to occur, or a time period is to expire, on a date which is not a business day, such event shall occur or time period shall expire on the next succeeding business day.

7.10          Captions.  The captions, headings and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

7.11          Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

7.12          Interpretation.  When a reference is made in this Contract to an Article, Section, subsection, Schedule or Exhibit, such reference shall be to an Article, Section, subsection, Schedule or Exhibit to this Contract unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Contract, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Contract shall refer to this Contract as a whole and not to any particular provision of this Contract.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Any reference to a law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Any reference to any contract or document is a reference to it as amended, modified and supplemented from time to time.  References to a person are also to its permitted successors and assigns.  References to “dollars” or “$” are to U.S. dollars, unless otherwise specifically indicated.  No provision of this Contract shall be construed in favor of, or against, any particular Party by reason of any presumption with respect to the drafting of this Contract.  Both Parties, being represented by counsel and having fully participated in the negotiation of this instrument, hereby agree that this Contract shall not be subject to the principle that a contract would be construed against the Party which drafted the same.

7.13          Incorporation of Exhibits and Schedules.  All exhibits and schedules attached and referred to in this Contract are hereby incorporated herein as though fully set forth in (and shall be deemed to be a part hereof) this Contract.

7.14          Third-Party Beneficiaries.  Nothing in this Contract, express or implied, is intended to confer any rights or remedies upon any person, other than the Parties and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

7.15          Electronic Signatures.  The Parties agree that signatures transmitted by electronic means (e.g., portable data format (pdf) and email) may be used to expedite the transaction contemplated by this Contract.  Each party intends to be bound by its electronically transmitted signature and each is aware that the other will rely on the electronically transmitted signature, and each acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Contract based on a faxed or electronically transmitted signature.

7.16          Waiver of Jury Trial; Consent to Jurisdiction.  TO THE FULLEST EXTENT PERMITTED BY LAW, IN ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS CONTRACT, SELLER, PARENT AND PURCHASER EACH HEREBY WAIVES TRIAL BY JURY.  Any action, suit or proceeding in connection with this Contract shall only be brought by or against any of Seller or Purchaser in a court of record of the State of Delaware, County of New Castle, or of the United States District Court for the District of Delaware.  Seller and Purchaser hereby consent and submit to the exclusive jurisdiction thereof.  Service of process may be made upon Seller, Parent or Purchaser by certified or registered mail at the address to be used for the giving of notices under Section 7.1.  To the fullest extent permitted by law, in any action, suit or proceeding in connection with this Contract, Seller and Purchaser hereby waive any claim that any such court is an inconvenient forum.

7.17          Severability.  Whenever possible, each provision or portion of any provision of this Contract will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Contract is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Contract will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.18          Tax Matters.

(a)          The Seller shall be responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates (without duplication of any right to recovery herein) from and against, any Losses resulting from: (i) all Taxes of Seller for any taxable period; and (ii) 80.1% of all Taxes of the Company Group (or imposed on or with respect to their assets or operations) attributable to any Pre-Closing Tax Period (determined, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), in accordance with the methodology set forth in Section 7.18(d)) (collectively, the “Seller Taxes”) are Seller’s responsibility, and Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against any Losses resulting from any Seller Taxes; provided, that Seller Taxes shall exclude any Taxes that are required to be paid by the Tenant pursuant to the terms of the Lease.

(b)          Seller shall be entitled to any refunds (or credits received in lieu thereof) of any Seller Taxes, except to the extent resulting from the carryback of any loss or credit generated after the Closing Date, and net of any costs or expenses (including Taxes) incurred by Purchaser or its Affiliates in obtaining or receiving such refunds.

(c)          Except to the extent constituting or resulting from a breach of any representation or warranty in Section 3.2(h) hereof, all Taxes of the Company Group (or imposed on or with respect to their assets or operations) attributable to (i) any Tax period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date are the responsibility of the Company Group.

(d)          For purposes of determining the allocations of Taxes for any Straddle Period under this Contract: (A) Taxes that are based on or related to income, sales, payroll, or receipts or imposed on a transactional basis, shall be allocated to the period in which the transaction giving rise to such Taxes occurred based upon a deemed closing of the books as of the end of the Closing Date, and (B) Taxes that are ad valorem, Property Taxes or other Taxes imposed on a periodic basis shall be allocated based on the number of days in the Straddle Period occurring on or before the Closing Date and the number of days in such Straddle Period occurring after the Closing Date, provided however, that (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on or prior to the Closing Date and the period beginning after the Closing Date in proportion to the number of days in such period and (ii) to the extent necessary, any apportionment of Property Taxes shall be based upon the most recently issued Property Tax bill and shall be re-adjusted immediately when and if final bills are issued.

(e)          Purchaser shall prepare all Tax Returns of the Company Group that are required to be filed after the Closing Date; provided, that (i) such Tax Returns shall be prepared in accordance with the past practice of the Company Group, except if a different treatment is otherwise required by applicable Law, (ii) Purchaser shall provide each such Tax Return that relates to a Pre-Closing Tax Period to Seller at least ten business days prior to its due date for Seller’s comments and approval, which approval shall not be unreasonably withheld, conditioned or delayed and (iii) with respect to the preparation of any pass-through income tax return of FM Holdings for any Straddle Period, the Parties agree that the “interim closing method” (and the “calendar day convention”) under Section 706 of the Code (and any similar provision of state, local or foreign Law) shall be utilized to account for any varying interests in FM Holdings.  The Parties shall consult in good faith regarding any such Tax Return, and Purchaser shall file such Tax Returns (as approved by Seller) promptly before the due date for such Tax Returns (provided, that if any Tax Return is required to be filed prior to the time the Parties have agreed to such Tax Return, Purchaser may file such Tax Return as prepared and shall amend such Tax Return if necessary based upon such agreement).  Seller shall directly pay to Purchaser any Seller Taxes due in connection with any such Tax Returns at least five days prior to the due date thereof.  FM Holdings shall make an election under Section 754 of the Code effective for the taxable year in which the Closing Date occurs. To the extent permitted by applicable Law, FM Holdings shall make an election under Section 6221(b) of the Code.

(f)          Seller shall have the right, at the sole expense of Seller, to control any audit or examination by any taxing authority, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of the Company Group for which Seller has any responsibility under this Contract (“Tax Contest”) with respect to any tax year prior to the tax year in which Closing occurs; provided that to the extent any Tax Contest relates to any taxable period to which the Partnership Audit Rules apply, Seller shall cause FM Holdings to elect partner level tax audit adjustments pursuant to Section 6226 of the Code if FM Holdings receives a notice of final partnership adjustment from the IRS.  Purchaser shall be entitled to participate in any Tax Contest that Seller controls, Seller shall keep the Purchaser informed of all aspects of such Tax Contest and Seller shall not settle, compromise or otherwise resolve any such Tax Contest without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall not settle, compromise or otherwise resolve any audit, examination, assessment or other adjustment or proposed adjustment relating to any Taxes of the Company Group for which Seller has any responsibility under this Contract without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Contract, this Section 7.18(f) shall control with respect to any Tax Contest.

(g)          As soon as reasonably practicable after the Closing Date, but in no event more than 120 days after the Closing Date, Purchaser shall prepare and provide to Seller an allocation of the total consideration for the Ownership Interests (and all other amounts treated as consideration for applicable income tax purposes) among the assets of each member of the Company Group in accordance with Section 755 of the Code and the Treasury Regulations thereunder and any similar provision of state, local, or foreign Law, as appropriate (the “Proposed Allocation”).  Seller shall have 45 days following the receipt of the Proposed Allocation from Purchaser to notify Purchaser of any disagreement with the Proposed Allocation, along with reasonable detail regarding its reasons for disagreement and any adjustments requested to be made.  If no objection is made, such Proposed Allocation shall become the “Final Allocation”.  If such objection is made, Purchaser and Seller shall use reasonable efforts to reach agreement on the adjustments, if any, to be made to the Proposed Allocation.  If agreement is reached, such Proposed Allocation as adjusted shall become the “Final Allocation”.  Purchaser and Seller shall report, act and file all Tax Returns (including, for purposes of (i) allocating any adjustments under Section 743(b) of the Code and (ii) determining the amount of gain, if any, that is attributable to “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code and the Treasury Regulations promulgated thereunder)) in all respects and for all purposes consistent with the Final Allocation as determined pursuant to this Section 7.19(g).  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare the Proposed Allocation.  Neither Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation as determined pursuant to this Section 7.19(g) unless required to do so by applicable Law.

(h)          Except if any such action is expressly required by applicable Law, Purchaser shall not, and shall not permit any of its Affiliates (including any member of the Company Group) to, (i) take any action that would be reasonably expected to increase the amount of Taxes payable by Seller or IT FM Holdings, Inc. in a Pre-Closing Tax Period, (ii) make any election with respect to any member of the Company Group (including any election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date, (iii) amend, refile or otherwise modify any Tax election or Tax Return of a member of the Company Group with respect to any Pre-Closing Tax Period, (iv) file a Tax Return of any member of the Company Group for any Pre-Closing Tax Period (other than a Tax Return that is filed in accordance with Section 7.18(e)), (v) enter into any voluntary disclosure Tax program, agreement or arrangement with any Governmental Authority that relates to the Taxes of any member of the Company Group for a Pre-Closing Tax Period or (vi) grant an extension of any applicable statute of limitations in respect of any Taxes of any member of the Company Group for any Pre-Closing Tax Period.

(i)          Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request and at the requesting party’s expense, as promptly as practicable, such information and assistance relating to the Property and/or any member of the Company Group, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Property and each member of the Company Group relating to any Tax period beginning before the Closing Date until 90 days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

7.19          Certain Defined Terms.  In addition to the terms defined elsewhere in this Contract, the following terms have the following meanings when used in this Contract with initial capital letters:

(a)          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)          “Code” means the Internal Revenue Code of 1986, as amended.

(c)          “Encumbrance” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, security interest, option, restriction, arrangement, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.

(d)          “Environmental Law” means shall mean any applicable local, state or federal Law, statute, ordinance, rule or regulation relating to public health, safety or the environment, including, without limitation, relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, transportation, treatment, storage or management of solid or hazardous wastes or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid substances and any regulation, order, notice or demand issued pursuant to such Law, statute, ordinance, rule or regulation, in each case applicable to the Property, any member of the Company Group, or the Seller.

(e)          “GECA Stockholder” means, collectively, (i) Seller and any permitted transferee of Seller under the Stockholders Agreement, (ii) any Person who is or becomes a holder of shares of Great Elm FM Holdings, Inc., a Delaware Corporation (“GE FM Holdings”) by transfer of such shares of GE FM Holdings from the GECA Stockholder, and (iii) any Person who becomes a party to the Stockholders Agreement as the GECA Stockholder pursuant to Article III of the Stockholders Agreement, in each case, only for so long as such Person holds shares of GE FM Holdings.

(f)          “Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

(g)          “Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

(h)          “Liabilities” means all liabilities and obligations of any kind of a Person (whether accrued or not accrued, known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, fixed or otherwise, or whether due or to become due), and whether or not the same would be required by U.S. generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto, including any liability for Taxes, or Liabilities arising under any Environmental Law.

(i)          “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

(j)          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(k)          “Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

(l)          “Stockholders Agreement” means that certain Stockholders Agreement dated March 6, 2018, by and among Seller, GE FM Holdings and IT Fort Myers Holdings, LLC, a Delaware limited liability company.

(m)          “Permitted Encumbrances” means: (i) the Leases and the rights of Tenant thereunder; (ii) any Encumbrances created by or pursuant to the Loan Documents; (iii) the exceptions to title listed in the Title Policy and provided to Purchaser; (iv) any matters shown on the as-built ALTA survey of the Property dated June 1, 2021 and last revised on June 12, 2021 and prepared by Commercial Due Diligence Services (Project No. 21-05-091:001), a copy of which has been provided to Purchaser (and any update thereto obtained by Purchaser); and (v) any Taxes not yet due and payable and for which adequate reserves have been recorded prior to the Closing on the books and records of any member of the Company Group.

(n)          “Permits” means any license, permit, Order, concession, clearance, registration, franchise, approval, authorization, certification, qualification, or consent of any Governmental Authority under any applicable Law.

(o)          “Tax Returns” means all reports, returns, declarations, claims for refund, or information returns or similar statements filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, claim for refund, or estimated Taxes.

(p)          “Taxes” means (i) any federal, state, local or foreign tax, charge, fee, asset, duties, unclaimed property or escheat obligations, impost, levy, fines, assessment, or similar amounts imposed by any Governmental Authority, including any net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, realty transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupancy, occupation, property and estimated tax, customs duty, fee, assessment and charge of any kind whatsoever, together with any interest, penalty, fine or addition thereto, whether disputed or not; (ii) any obligation or Liability of another Person for any of the foregoing amounts as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person; and (iii) any Liability in respect of any of the items described in clauses (i) and (ii) payable by reason of contract (other than a contract the principal subject matter of which is not taxes), transferee or successor liability, operation of Law, or otherwise.

(q)          “Transfer Taxes” means all sales, use, commercial activity, registration, value added, transfer, stamp (on any applicable deed only), stock transfer, property transfer, real property transfer, mansion, intangible and similar Taxes, together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed by any taxing authority or other Governmental Authority in connection with the transactions contemplated by this Contract.

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IN WITNESS WHEREOF, the undersigned have executed this Contract of Purchase and Sale to be effective as of the Closing Date.

SELLER:

GREAT ELM FM ACQUISITION, INC., a Delaware corporation

By:	/s/ Adam Kleinman
Name: Adam Kleinman
Title: Secretary

PURCHASER:

MONOMOY PROPERTIES FORT MYERS FL, LLC, a Delaware limited liability company

By:	/s/ Mark Martis
Name: Mark Martis
Title: Chief Operating Officer

[Signature Page to the Contract of Purchase and Sale]

Schedules, Exhibits and other attachments:

SCHEDULE 1.2(b)          List of Loan Documents

SCHEDULE 3.2(c)(iv)          Consents

SCHEDULE 3.2(h)(ii)          Indebtedness

SCHEDULE 3.2(h)(iii)          Liability

SCHEDULE 3.2(i)          Permits

SCHEDULE 3.2(r)          Material Contracts

SCHEDULE 3.2(u)          Insurance

EXHIBIT A          Property Legal Description

EXHIBIT B          The Leases